Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES IMPROVED PRODUCTION OUTLOOK

AND REVISED GUIDANCE

•                  Production guidance range for 2014 increased to range of 53.5 to 54.9 MMBOE; 20% annual production growth on retained properties

•                  2015 annual production growth increased to approximately 20% from 15%; 2016 production growth expected to be approximately 15%

•                  Acquisitions and associated activity in Williston and Powder River Basins leading 2014 capital investment budget higher

DENVER, CO August 18, 2014 - SM Energy Company (NYSE: SM) announces that its board of directors approved a revised capital expenditure budget for 2014.  The Company is also providing updated 2014 production and cost guidance, as well as production growth expectations for 2015 and 2016.

MANAGEMENT COMMENTARY

Tony Best, CEO, remarked, “I am pleased to share an improved production outlook that reflects the combination of our strong operational performance and our deep inventory of high return projects.  Recent enhancements in our completion techniques are improving the value and quantity of drilling inventory across our portfolio, which has been further bolstered by our recent acquisition activity in oil-weighted areas of our Rocky Mountain region.  It’s an exciting time at SM Energy and one that I think will generate significant value for our stockholders.”

REVISED CAPITAL PROGRAM

Capital Expenditures

SM Energy has updated its 2014 capital expenditure budget.  The majority of the capital increase is attributable to approximately $430 million of un-budgeted acquisitions in the Powder River and Williston Basins and additional activity related to those acquisitions in the second half of 2014.  Changes from the original 2014 budget are summarized in the table below:

	Original Budget	Incremental Capital	Updated Budget
	(in millions)
Program
Eagle Ford	$900	$30	$930
Bakken/TFS	350	30	380
Powder River	140	30	170
Permian	155		155
Other	115		115
Drilling and completion subtotal	$1,660	$90	$1,750

New Ventures and non-drilling	265	40	305
Acquisitions		430	430

Total	$1,925	$560	$2,485

The increase in Eagle Ford investment reflects higher levels of activity in the Company’s non-operated Eagle Ford program than were assumed in its original budget.  In the Bakken / Three Forks program, the increase in capital relates to drilling and completion activity in the fourth quarter associated with the Company’s previously announced pending acquisition in its Gooseneck area in North Dakota, which is expected to close during the third quarter of 2014.  In the Powder River Basin, the Company is increasing capital to reflect accelerated activity in the second half of 2014 due to strong results from its Frontier program.  The increase in New Ventures and non-drilling is primarily due to construction of a gathering system in its East Texas program.

The Company will use cash on hand and its revolving credit facility to fund the increase in capital expenditure in 2014.  Based on current commodity prices, the Company expects its year-end 2014 debt to trailing twelve month adjusted EBITDAX to be approximately 1.2 times.

REVISED PRODUCTION AND COST GUIDANCE

The Company is providing updated production and cost guidance for the third quarter and full year 2014 in the table below.  Production guidance for 2014 has increased by approximately 3%, which is in line with the associated increase in drilling and completion capital outlined above.

	3Q14	FY2014
Production (MMBOE)	13.1 - 13.8	53.5 - 54.9
Average daily production (MBOE/d)	143 - 150	146 - 150

LOE ($/BOE)	$4.60 - $4.85	$4.60 - $4.75
Transportation ($/BOE)	$5.75 - $6.05	$6.05 - $6.20
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0% - 5.5%	5.0% -5.5%

G&A - Cash ($/BOE)	$2.30 - $2.50	$2.20 -$2.45
G&A - Cash NPP ($/BOE)	$0.15 - $0.30	$0.15 - $0.30
G&A - Non-cash ($/BOE)	$0.45 - $0.65	$0.35 - $0.55
Total G&A ($/BOE)	$2.90 - $3.45	$2.70 - $3.30

DD&A ($/BOE)	$14.00 - $14.75	$14.15 - $14.35

Effective income tax rate range		37.0% - 37.5%
% of income tax that is current		<3%

The Company’s production guidance for the remainder of 2014 incorporates downtime expected in its operated Eagle Ford asset in the 3rd quarter due to temporary well shut-ins during offset completion work.

The Company is increasing its expected annual 2015 production growth target to approximately 20%, up from its previously announced target of 15%.  Additionally, SM Energy expects approximately 15% annual production growth for 2016.  The aggregate annual capital investment program for each 2015 and 2016 is expected to be similar to the revised 2014 program, excluding the impact of 2014 acquisitions and non-operated Eagle Ford carried capital.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “target,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:

Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:

James Edwards, ir@sm-energy.com, 303-837-2444

Brent Collins, ir@sm-energy.com, 303-863-4326